Exhibit 99.1

  Methode Electronics Announces Facility Closing and Merger Charges

    CHICAGO--(BUSINESS WIRE)--Jan. 22, 2004--Methode Electronics, Inc. (Nasdaq: METH) a global manufacturer of electronic component and subsystem devices announced today that it intends to take an after tax charge over its remaining 2004 fiscal year of up to $0.12 per share. This charge will include approximately $1.8 million for costs associated with the recently completed merger to eliminate its Class B stock and the unsolicited tender offer for Methode's Class B stock, and up to $2.5 million for the closing of two European manufacturing facilities.
    Mr. Donald W. Duda, President of Methode said, "We are glad to have the merger which eliminated our Class B stock completed. Methode now has a single class of stock with equal voting rights and three independent directors were recently added to our board. We look forward to working with our new directors and continuing to build and develop Methode's business."
    "The continued price erosion in the copper and fiber optics cable assembly business as well as sales lost to lower cost Eastern European and Asian suppliers has rendered Methode's manufacturing facility in Ireland and one of its manufacturing facilities in the UK unsustainable. It is for these reasons that we are closing these operations."

    About Methode Electronics

    Methode Electronics, Inc. is a global manufacturer of electronic component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode's components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode's website at http://www.methode.com.


    CONTACT: Methode Electronics, Inc.
             Joey Iske (IR), 708-457-4060
             jiske@methode.com